Exhibit 23.1

Consent of Independent Accountants

We consent to the incorporation by reference in Registration Statement No. 333-163407 on Form S-8 and Registration Statement No. 033-64984 on Form S-3 of Dole Food Company, Inc. of our report dated March 17, 2011, except for the information in Note 14, for which the date is October 18, 2011, relating to the consolidated financial statements of HCE Corporation and subsidiaries as of and for the year ended December 31, 2010 appearing in this Current Report on Form 8-K/A of Dole Food Company, Inc. filed December 16, 2011.

/S/ BKHM

Winter Park, Florida

December 16, 2011